Exhibit 10.2

THE SERVICEMASTER COMPANY

2007 LONG-TERM INCENTIVE PLAN

PARTICIPATION UNIT AWARD AGREEMENT

The ServiceMaster Company (the “Company”) hereby grants to [  ] (the “Holder”) as of March [], 2007 (the “Grant Date”), pursuant to the provisions of The ServiceMaster Company 2007 Long-Term Incentive Plan (the “Plan”), a Unit award of [  ] Units (the “Award”), upon and subject to the terms and conditions set forth in the Plan and below.  A copy of the Plan is attached as Exhibit A to this Agreement and incorporated into this Agreement.

1.             Award Subject to Acceptance of Agreement.  The Award shall be null and void unless the Holder shall accept this Agreement by executing it in the space provided below and returning it to the Company not later than April [ ], 2007.

2.             Award Subject to Plan; Status as Unsecured Creditor.

(a)           The Company shall hold the Units subject to the Award in book-entry form.  The Award is subject to the terms and conditions of the Plan, including, without limitation, (1) capitalized terms not defined herein shall have the meanings specified in the Plan, (2) the calculation of Actual Pre-Tax Income, Actual Revenue, Actual Unit Payment, and any other Plan calculation shall be made pursuant to the Plan, (3) the effect of the Holder’s termination of employment shall be determined in accordance with the Plan and (4) amounts earned in respect of the Award shall be calculated and paid in accordance with and within or at the times specified in the Plan.

(b)           The Holder shall have no direct or secured claim in any specific assets of the Company will have the status of a general unsecured creditor of the Company.

3.             Agreements of Holder; Forfeiture of Units.

 (a)          From and after the Grant Date and through and including the date that is 18 months after the effective date of the Holder’s termination of employment, Holder shall not do any of the following:

(1)           directly or indirectly (whether as owner, stockholder, director, officer, employee, principal, agent, consultant, independent contractor, partner or otherwise), in North America or any other geographic area in which the Company is then directly or indirectly conducting business, own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business similar to or competitive with the business conducted by the Company or any subsidiary of the Company; or

(2)           directly or indirectly attempt to induce any employee of the Company or any subsidiary of the Company to terminate his or her employment for any purpose whatsoever, or attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company or any subsidiary of the Company; or

(3)           directly or indirectly engage in any activity which is contrary, inimical or harmful to the interests of the Company or any subsidiary of the Company, including but not limited to (i) violations of policies of the Company or any subsidiary of the Company, (ii) disclosure or misuse of any confidential information or trade secrets of the Company or a subsidiary of the Company, (iii) engaging in conduct related to employment for which either civil or criminal penalties may be sought.

(b)           The Holder acknowledges that any breach of Section 3(a) will result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone.  The Holder agrees, therefore, that, in addition to any other remedy the Company may have, the Company will be entitled to seek both preliminary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages and/or the posting of a bond.

(c)           Notwithstanding any provision of this Agreement, if at any time from and after the Grant Date, the Holder engages in any activity that violates or breaches any of Sections 3(a)(1)-(3) above, then the Holder shall forfeit, as of the date of any such violation or breach, all outstanding Units subject to the Award.  In the event of an enforcement action pursuant to Section 3, the Company, in addition to any other remedies and the enforcement thereof which might be available, shall be entitled to collect its attorneys’ fees from the Holder.

(d)           The Holder may be released from the Holder’s obligations under Section 3(a) only if and to the extent the Chief Executive Officer of the Company determines in his or her sole discretion that such a release is in the best interests of the Company.

(e)           In the event that the Holder shall forfeit all or a portion of the Units subject to the Award, the Holder shall promptly return this Agreement to the Company for full or partial cancellation, as the case may be.  Such cancellation shall be effective regardless of whether the Holder returns this Agreement.

4.             Nontransferability of Award.  The Units may not be transferred by the Holder other than (i) by will or the laws of descent and distribution or (ii) pursuant to beneficiary designation procedures approved by the Company.  Except to the extent permitted by the foregoing sentence, the Units may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.  Upon any attempt to so sell, transfer, assign, pledge, hypothecate or encumber, or otherwise dispose of such Units, the Award shall immediately become null and void.

5.             Modification, Waiver and Invalidity. The parties may modify this Agreement only by written instrument signed by the Holder and the Senior Vice President, Human Resources of the Company (or person performing similar duties).  Failure by either party to enforce a provision of this Agreement shall not constitute a waiver of that or any provision of this Agreement.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

6.             Notices.  All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to the Senior Vice President, Human Resources, 860 Ridge Lake Blvd., Memphis, Tennessee 38120 and, if to the Holder, to the address of the Holder contained in the Company’s records.  All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails to the last known address of the party entitled thereto, (d) by express courier service or (e) electronic mail delivery system.  The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission, or upon receipt by the party entitled thereto if by United States mail, express courier service or return receipt of electronic delivery system; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

7.             Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

The SERVICEMASTER COMPANY

By:
Lisa V. Goettel
Senior Vice President, Human Resources

Accepted this day of , 2007

Print name:
- Holder -